SECURITIES AND EXCHANGE COMMISSION
                    Washington, D.C.  20549




                            FORM 8-K
                         CURRENT REPORT



               Pursuant to Section 13 or 15(d) of
              the Securities Exchange Act of 1934


        Date of Report (Date of Earliest Event Reported)
                         June 24, 1998


                      Energen Corporation
     (Exact name of registrant as specified in its charter)


                            Alabama
         (State or other jurisdiction of incorporation)



           1-7810                            63-0757759
   (Commission File No.)         (IRS Employer Identification No.)




  2101 Sixth Avenue North
    Birmingham, Alabama                        35203
   (Address of principal                     (Zip Code)
     executive offices)

                         (205) 326-2700
      (Registrant's telephone number including area code)


Item 5. Other Events

     The   Board   of   Directors  of  Energen   Corporation
     (AEnergen@) today adopted a new Shareholder Rights Plan to replace the existing Rights Plan when it expires at the close of business on July 27, 1998.

     "Like our current plan, the new Rights Plan is designed to ensure that all Energen shareholders receive fair and equal treatment in the event of a proposed takeover of the Company," said Mike Warren, Energen's chairman and chief executive officer. "It also is designed to guard against abusive or coercive takeover tactics to gain control of the Company without paying all shareholders a control premium."

     "The Board's adoption of the new Rights Plan is not in response to a takeover effort," Warren noted.

     The Rights Plan provides that all shareholders of record on July 27, 1998, receive a dividend distribution of one right per outstanding share of Energen common stock. Each Right entitles shareholders to buy 1/100 of a share of Energen Series 1998 Junior Participating Preferred Stock at a price of $70.

     The Rights will not be traded separately from the common stock and will be exercisable only if (1) a person or group acquires 15 percent or more of Energen's common stock or (2) if a person becomes the beneficial owner of 10 percent or more of Energen common stock and the Board determines that such person's ownership would cause certain harmful effects to Energen and its shareholders.

     The Rights Plan establishes guidelines under which the Board may redeem the Rights for one cent each and may exchange the Rights for shares of common stock.

     Details of the Shareholder Rights Plan will be outlined in a letter to be mailed to all Energen shareholders.

     Energen Corporation is a diversified energy company with headquarters in Birmingham, Alabama. Its two lines of business are natural gas distribution and oil and gas exploration and production.


                           SIGNATURE



          Pursuant to the requirements of the Securities Exchange
Act  of  1934, the registrant has duly caused this report  to  be
signed   on  its  behalf  by  the  undersigned,  thereunto   duly
authorized.


                                     ENERGEN CORPORATION





DATE: July 13, 1998           By    /s/ WM. M. WARREN, JR.
                                      Wm. M. Warren, Jr.
                                    Chairman of the Board,
                                   Chief Executive Officer,
                                        and President